Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Propanc Biopharma, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is Propanc Biopharma, Inc..

2.	That a Certificate of Amendment

(Title of Certificate Being Corrected) was filed by the Secretary of State of Delaware on June 7, 2019 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is: (must be specific)

The future Effective Time of filed Certificate of Amendment needs to be changed to a later time below.

4.	Article Third of the Certificate is corrected to read as follows:

THIRD: That the Effective Time of this amendment shall be 12:01 a.m. (Eastern Time) on June 14, 2019.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 10 day of June, A.D. 2019.

By:	/s/ James Nathanielsz
Authorized Officer
Name:	James Nathanielsz
Print or Type
Title:	Chief Executive Officer